Exhibit 99.1

($ in thousands)	LTM[1]	2004	2003	2002	2001
EBITDDA- Timber	$ 103,928	$ 102,132	$ 77,301	$ 82,751	$ 75,160
EBITDDA- Paper & paperboard	28,144	14,856	13,282	2,175	20,326
EBITDDA- Converted products	32,335	22,924	39,317	39,048	53,373
Total EBITDDA	164,407	139,912	129,900	123,974	148,859
Depreciation, depletion and amortization	(80,954)	(79,518)	(78,247)	(75,783)	(71,566)
Interest expensed	(37,192)	(37,493)	(43,099)	(44,858)	(39,626)
(Provision) benefit for income taxes	(17,644)	(9,000)	(3,200)	1,800	(13,000)
Net income	28,617	13,901	5,354	5,133	24,667
Depreciation, depletion and amortization	80,954	79,518	78,247	75,783	71,566
Deferred taxes - net	16,980	8,877	3,668	6,795	13,429
(Gain) loss on disposition of capital asset	5,170	5,039	(3,368)	(2,357)	3,037
Change in:					
Accounts and notes receivable - net	(10,963)	(11,969)	2,176	(2,511)	15,424
Taxes on income, refundable	-	-	2,293	(2,293)	-
Inventories	(10,746)	(18,175)	6,241	11,629	(1,195)
Other	(1,249)	(195)	349	1,137	937
Pension and other noncurrent assets	(7,123)	(1,775)	(10,590)	(26,113)	(19,028)
Accounts, payrolls and other taxes payable	7,968	14,254	7,984	(11,495)	1,365
Federal income taxes payable	-	-	-	(606)	(2,032)
Other noncurrent liabilities	(343)	2,436	3,727	8,822	2,323
Cash provided by operations	$ 109,265	$ 91,911	$ 96,081	$ 63,924	$ 110,493

EBITDDA Reconciliation

EBITDDA is presented because we believe it is a useful indicator of our ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles. EBITDDA is not necessarily comparable to similarly titled measures used by other companies.

1 LTM  = Last twelve months as of April 30, 2005; values represent three months ended July 31 and October 31, 2004 plus six months ended April 30, 2005.